Exhibit 10.1

INVENSENSE, INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is hereby entered into effective as of October 23, 2012 (the “Effective Date”), by and between INVENSENSE, INC., a Delaware corporation (the “Company”), and Behrooz Abdi (“Employee”) (collectively the “Parties”).

AGREEMENT

The Company wishes to employ Employee as the President and Chief Executive Officer of the Company and Employee wishes to be employed by the Company as the President and Chief Executive Officer of the Company. In consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Term of Employment. As used herein, the phrase the employment term (the “Employment Term”) refers to the entire period of employment of Employee by the Company hereunder, commencing on the date on which Employee commences service to the Company hereunder (the “Employment Start Date”).

2. Duties and Obligations of Employee.

(a) General Duties. Employee shall serve as the President and Chief Executive Officer (“CEO”) of the Company and will report to the Board of Directors (the “Board”). In his capacity as President and CEO, Employee shall do and perform all services, acts or things necessary or advisable as the President and Chief Executive Officer of the Company, subject at all times to policies established by the Board.

(b) Devotion to Company’s Business. Employee shall devote his entire productive time, ability and attention to the business of the Company during the Employment Term. Employee shall not engage in any other duties or other pursuits, or directly or indirectly render material services of a business, commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the consent of the Board. The expenditure of reasonable amounts of time for educational, charitable or professional activities, for service on the boards of directors of Tabula, Inc. and Exar Corporation, and to provide limited advisory services to private companies in which Employee is an investor as of the date of this Agreement and which have been previously disclosed to the Board shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement. Employee shall obtain the prior approval of the Compensation Committee of the Board before making any investment in a privately held company greater than $50,000 or taking on any advisory role for such company.

INVENSENSE CORPORATION

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

(c) Confidentiality.

(i) Employee will sign the Company’s standard Employee Proprietary Information Agreement in the form attached as Exhibit A.

(ii) The Employee must establish his identity and authorization to work as required by the immigration reform and control act of 1986 (IRCA).

3. Obligations of Company.

(a) General Description. The Company shall provide Employee with the compensation, incentives, benefits and business expense reimbursement specified elsewhere in this Agreement.

(b) Office and Staff. The Company shall provide Employee with a private office, office equipment, supplies and other facilities and services, suitable to Employee’s position and adequate for the performance of his duties.

4. Compensation and Rights of CEO.

(a) Base Salary. As compensation for the services to be performed hereunder, Employee shall receive an annual base salary of four hundred thousand dollars ($400,000), less applicable withholdings, payable periodically during the Employment Term in accordance with the Company’s standard payroll practices for U.S. employees. Employee’s annual base salary may be increased from time to time by the Board in its sole discretion. Employee’s annual base salary, including any increases to such salary, shall be referred to in this Agreement as the “Base Salary.”

(b) Other Compensation. In addition to the Base Salary, Employee’s compensation shall consist of the opportunity to receive certain other compensation, as follows

(i) The Company has established an executive bonus plan for fiscal 2013, which pays a bonus to executives based upon the Company’s performance against certain targets as of the end of fiscal 2013 and which is payable within four (4) weeks of the commencement of fiscal 2014. Employee’s target bonus for fiscal 2013 under the executive bonus plan shall be one hundred thousand dollars ($100,000), which bonus shall be paid (but not adjusted) if any bonuses are paid to executives under the bonus plan. Employee must be employed by the Company in good standing on the date of the distribution from the bonus plan in order to receive the distribution, regardless of the time period to which the distribution relates. The target bonus for Employee for future fiscal years shall be established by the Board in consultation with Employee in connection with the development of a bonus plan for Company executives for such fiscal years.

(ii) In the event that the Board hereafter establishes any other bonus or similar plan for executive officers of the Company, the Board shall include Employee as a participant in and beneficiary of such plan

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

(iii) In addition to the Stock Grant described in Section 5 below, Employee shall be entitled to periodic stock or option grants as may be approved by the Board in its sole discretion.

(c) Tax Withholding. The Company shall have the right to deduct or withhold from the Base Salary and other compensation due to Employee hereunder any and all sums required for federal income and Social Security taxes and all state or local taxes now applicable or that may be enacted and become applicable in the future.

5. Equity. As further compensation for the services to be performed hereunder, Employee shall be awarded certain rights to purchase or receive shares of the Company’s Common Stock as follows:

(i)

Stock Option. On the Employment Start Date, the Company will grant Employee an option (“Option”) to purchase eight hundred twenty nine thousand five hundred forty (829,540) shares of Common Stock in accordance with the terms of the Company’s stock incentive plan and its standard option agreement, which shall vest in accordance with the terms and conditions outlined in the plan and agreement, and otherwise as described in this Agreement. The Option shall be exercisable at the fair market value of the Common Stock on the Employment Start Date and shall have a term of ten years. The shares subject to the Option (“Shares”) shall vest ratably over the four (4) year period commencing on the Employment Start Date (“Vesting Start Date”) as follows: 25% upon the 12 month anniversary of the Vesting Start Date, and at a rate of 1/48 of the number of shares initially subject to the Option for each full calendar month thereafter (such that 100% of the Shares shall be vested as of the fourth anniversary of the Vesting Start Date), provided that Employee is employed by the Company on each such vesting date, subject to acceleration as provided in the Executive Change in Control and Severance Agreement referred to in Section 8 below or as otherwise provided in the option agreement.

(ii)	Performance Stock Option. On the Employment Start Date, the Company will grant Employee an option (“Performance Option”) to purchase six hundred twenty two thousand, one hundred fifteen (622,115) shares of Common Stock in accordance with the terms of the Company’s stock incentive plan and its standard option agreement, which shall vest in accordance with the terms and conditions outlined in the plan and agreement, and otherwise as described in this Agreement. The Performance Option shall be exercisable at the fair market value of the Common Stock on the Employment Start Date and shall have a term of ten years. Shares subject to the Performance Option shall commence vesting upon the closing price of the Company’s common stock on the New York Stock Exchange (or whatever national securities exchange or national automated quotation system on which the common stock is traded) equaling or exceeding, for a period of twenty (20) trading days, the prices indicated (adjusted for any stock splits or similar transactions):

Closing Price of	Shares Commencing to Vest
$15.00 or higher	207,385
$17.50 or higher	207,385
$20.00 or higher	207,385

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

The date on which such sustained closing price target is reached shall be referred to as the Second Option Vesting Start Date for the shares which commence vesting as a result. At such time as any shares subject to the Performance Option shall commence vesting, they shall vest ratably over four years at the rate of 1/48 of the number of such shares for each full calendar month thereafter (such that 100% of the Shares shall be vested as of the first anniversary of the relevant Second Option Vesting Start Date), subject to acceleration as provided in the Executive Change in Control and Severance Agreement referred to in Section 8 below or as otherwise provided in the option agreement.

In the event of a Change in Control (as defined in the Executive Change in Control and Severance Agreement referred to in Section 8 below), the above closing price targets (if not previously achieved) will be evaluated against the Change in Control deal price, and to the extent the deal price is equal to or greater than one or more closing price targets, those closing price targets shall be deemed achieved.

(iii)	Restricted Stock. On the Employment Start Date, the Company will grant Employee four hundred fourteen thousand seven hundred seventy (414,770) shares of restricted Common Stock in accordance with the terms of the Company’s stock incentive plan, which shall vest in accordance with the terms and conditions outlined in the plan, and otherwise as described in this Agreement (the “Restricted Stock”). The Restricted Stock shall be vest ratably over the four (4) year period commencing on the first day of the Employment Term (“Vesting Start Date”) as follows: 25% upon the 12 month anniversary of the Vesting Start Date, and at a rate of 1/48 of the number of shares of restricted Common Stock initially granted each full calendar month thereafter (such that 100% of the Shares shall be vested as of the fourth anniversary of the Vesting Start Date), provided that Employee is employed by the Company on each such vesting date, subject to acceleration as provided in the Executive Change in Control and Severance Agreement referred to in Section 8 below or as otherwise provided in the restricted stock bonus agreement pursuant to which the restricted Common Stock is granted. If elected by Executive, the Company shall withhold shares sufficient to cover the minimum statutory withholding taxes due in connection with the grant or vesting of the Restricted Stock.

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

(iv)	Existing Director Options. Employee was previously granted an option to purchase 90,000 shares of common stock of the Company at an exercise price of $7.32 per share on July 9, 2011 in connection with Employee’s commencement of service as a member of the Board of Directors of the Company (the “First Director Option”). The First Director Option vested at the rate of 1/48th of such shares for each month of service as a member of the Board. Employee was previously granted an option to purchase 20,000 shares of common stock of the Company at an exercise price of $10.18 per share on July 9, 2012 pursuant to the Company’s policies for compensation of non-employee members of the Board of Directors (the “Second Director Option”). The Second Director Option was to commence vesting at such time as the First Director Option is fully vested.

The Company and Employee agree that Employee is currently vested in options to purchase 28,125 shares of Company common stock under the First Director Option (the “Vested Director Options”), and options to purchase 0 shares of Company common stock under the Second Director Option. Employee agrees that, in consideration for the Company’s entering into this Agreement, no additional options shall vest under either the First Director Option or the Second Director Option. Company agrees that the Vested Director Options shall remain exercisable during the term of Employee’s service with the Company and for a period of time following any termination of Employee’s service with the Company that is identical to shorter of (x) the period of time Employee shall have to exercise the Option (as defined in Section 5(i) above) pursuant to the Executive Change in Control and Severance Agreement referred to in Section 8 hereof and (y) the expiration of the original term of the Vested Director Options.

6. Benefits.

(a) Annual Vacation. Employee shall be entitled to vacation time each calendar year, with full pay, in accordance with the Company’s standard policy.

(b) Illness. Employee shall be entitled to sick leave with full pay in accordance with the Company’s standard policy.

(c) Participation in 401(k) Savings Plan. Employee shall be eligible to participate in the Company’s 401(k) Savings Plan, on the same terms and conditions as all other similarly situated employees or where appropriate as determined by the CEO in its sole discretion.

(d) Medical, Dental, Disability; Life Insurance. The Company agrees to include Employee and Employee’s spouse and children, as appropriate and to the extent available, in the coverage of its medical, dental, disability, life, and Director and Officer Liability insurance policies in accordance with Company policies.

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

7. Reimbursement of Business Expenses.

(a) The Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of the Company, all in accordance with the policies and procedures of the Company.

8. Termination of Employment; Executive Change in Control and Severance Agreement.

This Agreement shall be terminable at the will of the Company. Termination shall be effective upon such notice or as otherwise provided and no amounts shall be payable in connection therewith except amounts legally required to be paid, such as accrued but as yet unpaid compensation or accrued vacation, or as provided in accordance with the terms of the Executive Change in Control and Severance Agreement which is being executed by Executive and the Company at the same time as this Agreement is being signed. The Agreement shall also terminate upon Employee’s death or Disability (as defined in the Executive Change in Control and Severance Agreement). Upon termination, all rights, duties and obligations under this Agreement shall cease, except those set forth in Sections 2(c), 7(a), 8 and 9.

9. General Provisions.

(a) Notices. All notices, requests, demands and other communications required or permitted to be given to a Party pursuant to the provisions of this Agreement shall be in writing and shall be effective and deemed given to such party under this Agreement on the earliest of the following: (a) the date of personal delivery; (b) two (2) business days after transmission by facsimile, addressed to the other Party at its facsimile number, with confirmation of transmission; (c) three (3) business days after deposit with a nationally recognized overnight delivery courier for United States deliveries, marked for next-day delivery; and (d) five (5) business days after deposit in the United States mail by registered or certified mail (return receipt requested) for United States deliveries. All notices not delivered personally or by facsimile will be sent by certified first class mail, postage prepaid, return receipt requested, in any such case as follows (or to such other address as a Party may have advised the other Party by ten (10) days advance written notice in the manner provided in this Section 9(a)):

If to the Company:

Invensense Inc.

1197 Borregas Avenue

Sunnyvale, CA 94089

Attn: Chief Financial Officer

Telephone: 408 988 7339

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

If to Employee:

Behrooz Abdi

[address]

Telephone:

(b) Entire Agreement. This Agreement, together with the Executive Change in Control and Severance Agreement and the form of confidential information agreement and the standard forms of equity award agreements that describe Executive’s equity awards (other than as such equity award agreements have been revised pursuant to this Agreement), contains the entire agreement and understanding concerning the subject matter hereof between the Parties and supersedes and replaces all prior negotiations and proposed agreements, written and oral. Employee acknowledges that no other party, or any agent or attorney of any other party has made any promise, representation or warranty whatsoever, express or implied, not contained herein, concerning the subject matter hereof, to induce him to execute this Agreement or the Executive Change in Control and Severance Agreement, and Employee acknowledges that he has not executed either Agreement in reliance upon any such promise, representation or warranty not contained herein or therein.

(c) Modifications. Any modification of this Agreement shall only be effective if it is in writing and signed by the Party to be charged.

(d) Effect of Waiver. The failure of any Party to insist on strict compliance with any of the terms, covenants or conditions of the Agreement by any other Party shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power at any one time or times be deemed a waiver or relinquishment of that right or power for all or any other times.

(e) Partial Invalidity. If any provision of this Agreement is held to be invalid or unenforceable under a given circumstance, then the remaining provisions shall remain, nevertheless, in full force and effect under such circumstance. The Parties agree to renegotiate in good faith the term held invalid or unenforceable and to be bound by the mutually agreed substitute provision under such circumstances in order to give the most approximate effect intended by the Parties.

(f) Governing Law. This Agreement shall be governed by, interpreted under, construed and enforced in accordance with the laws of the State of California, excluding any choice of law principles which could cause the law of any other jurisdiction to be applied.

(g) Attorneys’ Fees. The Company shall reimburse Executive for the reasonable, documented attorneys’ fees incurred by Executive in connection with the drafting, negotiation and execution of this Agreement and any related documents in an amount not to exceed [$7,500].

(h) Counterparts; facsimile signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

facsimile and, upon such delivery, the facsimile will be deemed to have the same effect as if the original signature had been delivered to the other Party. The Parties agree to exchange original signatures, but the failure to deliver the original signature copy and/or the nonreceipt of the original signature copy shall have no effect upon the binding and enforceable nature of this Agreement.

(i) Indemnification and Insurance. The Company shall indemnify Executive to the full extent provided for in its corporate Bylaws and to the maximum extent that the Company indemnifies any of its other directors and senior executive officers, and he will be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and senior executive officers against all costs, charges, liabilities and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its affiliates or his serving or having served any other enterprise, plan or trust as a director, officer, employee or fiduciary at the request of the Company or any of its affiliates (other than any dispute, claim or controversy arising under or relating to this Agreement (except for this Section 9(i))). The Company will enter into an indemnification agreement with the Executive in the standard form that it has or will adopt for the benefit of its other directors and senior executive officers. The provisions of this Section 9(i) shall survive any termination of the Executive’s employment or any termination of this Agreement.

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI

AUTHORIZED SIGNATURES

For the purpose of binding the Parties to the above Agreement, the Parties or their duly authorized representatives have signed their names below, effective as of the Effective Date.

COMPANY: INVENSENSE INC.
By	/s/ Amit Shah
Amit Shah, Director

EMPLOYEE:

/s/ Behrooz Abdi
Behrooz Abdi

INVENSENSE, INC.

EMPLOYMENT AGREEMENT WITH BEHROOZ ABDI